CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities due 2017	$762,000	$76.73

February 2016
Pricing Supplement No. 796
Registration Statement No. 333-200365
Dated February 4, 2016
Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Securities Based on the Performance of the Alerian MLP ETF due March 9, 2017

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities and prospectus, as supplemented and modified by this document. At maturity, Morgan Stanley will pay an amount in cash that may be greater than or less than the stated principal amount, depending on the closing price of the underlying shares on the valuation date. If the final share price of the underlying shares is greater than or equal to 65% of the initial share price, which we refer to as the downside threshold value, you will receive for each security that you hold at maturity a return reflecting the greater of (i) the upside payment percentage of 10% and (ii) the share percent change times the leverage factor, subject to the maximum payment at maturity. However, if the underlying shares decline in price by more than 35% as of the valuation date from their initial share price, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. Under these circumstances, the payment at maturity will be less than $6.50 per security and could be zero. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment percentage feature and the leverage feature that in each case apply to a limited range of performance of the underlying shares. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Note Program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	February 4, 2016
Original issue date:	February 9, 2016 (3 business days after the pricing date)
Maturity date:	March 9, 2017
Aggregate principal amount:	$762,000
Interest:	None
Underlying shares:	Shares of the Alerian MLP ETF (the “Fund”)
Payment at maturity:

•    If the final share price is greater than or equal to the downside threshold value:

$1,000 + $1,000 x (the greater of (i) the upside payment percentage and (ii) the share percent change times the leverage factor), subject to the maximum payment at maturity

•    If the final share price is less than the downside threshold value:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 35%, and possibly all, of your investment.

Upside payment percentage:	10%
Downside threshold value:	$6.526, which is 65% of the initial share price
Leverage factor:	150%
Maximum payment at maturity:	$1,314.00 per security (131.40% of the stated principal amount)
Share performance factor:	final share price / initial share price
Share percent change:	(final share price - initial share price) / initial share price
Initial share price:	$10.04, which is the closing price of one underlying share on February 3, 2016
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	March 6, 2017, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP / ISIN:	61761JW70 / US61761JW701
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$963.90 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$10	$990
Total	$762,000	$7,620	$754,380
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $10 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	See “Use of proceeds and hedging” beginning on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Jump Securities dated November 19, 2014

Prospectus dated November 19, 2014

Securities Based on the Performance of the Alerian MLP ETF due March 9, 2017

Principal at Risk Securities

Investment Summary

Securities

Principal at Risk Securities

The Securities Based on the Performance of the Alerian MLP ETF due March 9, 2017 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a return equal to the greater of (i) the upside payment percentage of 10% and (ii) leveraged performance of the underlying shares, subject to the maximum payment at maturity, if the final share price of the underlying shares is greater than or equal to the downside threshold value;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario or moderately bearish; and

▪	To obtain limited protection against the loss of principal in the event of a decline of the underlying shares, but only if the final share price is greater than or equal to the downside threshold value.

If the final share price is less than the downside threshold value, the securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	13 months
Upside payment percentage:	10%
Downside threshold value:	65% of the initial share price
Leverage factor:	150%
Maximum payment at maturity:	$1,314.00 per security (131.40% of the stated principal amount)
Minimum payment at maturity:	None. You may lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $963.90.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment percentage, the leverage factor, the maximum payment at maturity and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

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Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Key Investment Rationale

This 13-month investment does not pay interest but offers a return equal to the greater of (i) the upside payment percentage of 10% and (ii) the share percent change times the leverage factor, subject to the maximum payment at maturity, if the final share price of the underlying shares is greater than or equal to the downside threshold value, and therefore provides limited protection against a decline in the underlying shares of up to 35%. However, if, as of the valuation date, the price of the underlying shares has declined by more than 35% from the initial share price, the payment at maturity will be less than $6.50 per security and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	If the final share price is greater than or equal to the downside threshold value, the payment at maturity will equal $1,000 times the greater of (i) the upside payment percentage of 10% and (ii) the share percent change times the leverage factor, subject to the maximum payment at maturity.

Downside Scenario	If the final share price is less than the downside threshold value, which means that the underlying shares have depreciated by more than 35%, you will lose 1% for every 1% decline in the price of the underlying shares from the initial share price (e.g., a 40% depreciation in the underlying shares will result in the payment at maturity of $6 per security).

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Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the closing price of the underlying shares. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment percentage:	10%
Downside threshold value:	65% of the initial share price (-35% percent change in final share price compared with initial share price)
Maximum payment at maturity:	$1,314.00 (131.40% of the stated principal amount)
Leverage factor:	150%

Payoff Diagram for the Securities

How it works

▪	Upside Scenario. If the final share price is greater than or equal to the downside threshold value, the investor would receive a return reflecting the greater of (i) the upside payment percentage of 10% and (ii) the share percent change times the leverage factor, subject to the maximum payment at maturity. Under the terms of the securities, an investor will realize the maximum payment at maturity of $1,314.00 per security (131.40% of the stated principal amount) at a final share price of approximately 120.93% of the initial share price.

▪	Downside Scenario. If the final share price is less than the downside threshold value, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage depreciation of the underlying shares.

o	For example, if the final share price declines by 40% from the initial share price, the payment at maturity will be $600 per security (60% of the stated principal amount).

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is greater than or equal to the downside threshold value, you will receive a return reflecting the greater of (i) the upside payment percentage of 10% and (ii) the share percent change times the leverage factor, subject to the maximum payment at maturity. However, if the final share price is less than the downside threshold value, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the closing price of the underlying shares over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment. See “How the Securities Work” on page 5 above.

▪	Appreciation potential is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $1,314.00 per security, or 131.40% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 131.40% of the stated principal amount for the securities, any increase in the final share price over the initial share price by more than approximately 20.93% of the initial share price will not further increase the return on the securities, even if the final share price is significantly greater than the initial share price. See “How the Securities Work” on page 5 above.

▪	The securities held by the Fund are concentrated in the energy infrastructure sector. The securities held by the Fund are issued by energy infrastructure Master Limited Partnerships (MLPs). As a result, the Fund to which the securities are linked is concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the Fund or the securities held by the Fund, the return on the securities will be subject to risks associated with an investment in energy infrastructure MLPs.

▪	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector. The Fund invests primarily in energy infrastructure MLPs. Energy infrastructure companies are subject to risks specific to their industry, including, but not limited to:

•	worldwide and domestic supply of, and demand for, energy commodities available for transporting, processing or storing;

•	sustained reduced demand for crude oil, natural gas and refined petroleum products resulting from a recession, an increase in market price or higher taxes;

•	changes in applicable domestic and foreign governmental regulations and taxes;

•	new construction risks and acquisition risk that can limit growth potential;

•	extreme weather, changes in weather patterns and climatic changes;

•	rising interest rates, which could result in a higher cost of capital and deter investors toward other investment opportunities;

•	worldwide military and political developments, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or acts of terrorism; and

•	general economic conditions worldwide.

▪	Investing in the securities exposes investors to risks associated with MLPs. The securities held by the Fund are issued by Master Limited Partnerships (MLPs). Investment in securities of MLPs involve risks that differ from investments in common stocks, including risks related to limited control and limited rights to vote on matters

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affecting MLPs, and risks related to potential conflicts of interest between MLPs and their general partners. In addition, securities of MLPs often have less liquidity than common stocks of larger companies, and the tax treatment of MLPs may be different. All of these factors may adversely affect the prices of the securities held by the Fund and consequently the price of the underlying shares and the return on the securities.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the securities composing the share underlying index,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the securities markets generally and which may affect the final share price of the underlying shares,

o	the time remaining until the securities mature,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying shares is at or below the initial share price.

You cannot predict the future performance of the underlying shares based on their historical performance. If the final share price is less than the downside threshold value, you will be exposed on a 1 to 1 basis to the full decline in the final share price from the downside threshold value. There can be no assurance that the final share price will be greater than or equal to the initial share price so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops on the valuation date to below the downside threshold value, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

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The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	Investing in the securities is not equivalent to investing in the underlying shares or the securities composing the share underlying index. Investing in the securities is not equivalent to investing in the underlying shares, the Alerian MLP Infrastructure Index, which we refer to as the share underlying index, or the securities that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the share underlying index.

▪	Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities. The investment advisor to the Alerian MLP ETF, ALPS Advisors, Inc. (“ALPS”) (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Alerian MLP ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. Standard & Poor’s is responsible for calculating and maintaining the share underlying index. Standard & Poor’s may add, delete or substitute the securities constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the securities. Standard & Poor’s may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate

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accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares, such as stock splits and stock dividends. However, the calculation agent will not make an adjustment for every event or every distribution that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial share price and the downside threshold value, and will determine the final share price, the share percent change or the share performance factor, as applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing price of the underlying shares in the event of a market disruption event or discontinuance of the share underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares, the securities that constitute the share underlying index as well as in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation

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date approaches. Some of our subsidiaries also trade the underlying shares and the securities that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to February 3, 2016 could have increased the initial share price, and, therefore, could have increased the price at or above which the shares of the Alerian MLP ETF must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments except that, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of any disposition of financial instruments before January 1, 2019. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Alerian MLP ETF Overview

The shares of the Alerian MLP ETF (the “index fund”) are issued by ALPS ETF Trust (the “Trust”), a registered investment company. The index fund seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Alerian MLP Infrastructure Index. Information provided to or filed with the Securities and Exchange Commission (“the Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-148826 and 811-22175, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Alerian MLP ETF is accurate or complete.

Information as of market close on February 4, 2016:

Bloomberg Ticker Symbol:	AMLP UP
Current Price:	$10.24
52 Weeks Ago:	$17.32
52 Week High (on 2/5/2015):	$17.50
52 Week Low (on 1/20/2016):	$8.56

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2011 through February 4, 2016. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on February 4, 2016 was $10.24. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the valuation date.

Alerian MLP ETF – Daily Closing Prices January 1, 2011 to February 4, 2016

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Alerian MLP ETF (CUSIP: 317612828)	High ($)	Low ($)	Period End ($)
2011
First Quarter	16.53	15.83	16.36
Second Quarter	16.73	15.46	16.04
Third Quarter	16.17	14.12	15.24
Fourth Quarter	16.62	14.99	16.62
2012
First Quarter	17.18	16.53	16.67
Second Quarter	16.87	15.28	15.98
Third Quarter	16.62	16.09	16.57
Fourth Quarter	16.86	15.58	15.95
2013
First Quarter	17.72	16.36	17.72
Second Quarter	18.07	17.16	17.85
Third Quarter	18.28	17.04	17.59
Fourth Quarter	17.98	17.09	17.79
2014
First Quarter	17.80	17.34	17.66
Second Quarter	19.00	17.74	19.00
Third Quarter	19.31	18.08	19.17
Fourth Quarter	19.05	16.50	17.52
2015
First Quarter	17.66	16.22	16.57
Second Quarter	17.24	15.56	15.56
Third Quarter	15.96	11.51	12.48
Fourth Quarter	14.14	9.98	12.05
2016
First Quarter (through February 4, 2016)	12.15	8.56	10.24

This document relates only to the securities referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding ALPS ETF Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to ALPS ETF Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding ALPS ETF Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning ALPS ETF Trust could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with ALPS ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to ALPS ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of ALPS ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The securities are not sponsored, endorsed, sold, or promoted by ALPS ETF Trust. ALPS ETF Trust makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. ALPS ETF Trust has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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The Alerian MLP Infrastructure Index. The Alerian MLP Infrastructure Index is comprised of energy infrastructure MLPs. The MLPs in the share underlying index earn a majority of their revenues from transportation, storage and processing of energy commodities.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Share underlying index:	Alerian MLP Infrastructure Index
Postponement of maturity date:	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.
Denominations:	$1,000 and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of recently promulgated Treasury regulations under Section 871(m) of the Code, the withholding tax generally will not apply to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to February 3, 2016, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the underlying shares and in futures and options contracts on the underlying shares or any component securities of the share underlying index. Such purchase activity could have increased the price of the underlying shares on February 3, 2016, and, therefore, could have increased the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component securities of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of

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any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $10 for each security they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by

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the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for Jump Securities and prospectus if you so request by calling toll-free 800-584-6837. You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Jump Securities dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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